Exhibit 99.1
FEBRUARY 1, 2005

FOR IMMEDIATE RELEASE

CADENCE RESOURCES AND AURORA ENERGY SIGN DEFINITIVE MERGER AGREEMENT;

COMPANIES ANNOUNCE ANTICIPATED NEW EQUITY FINANCING TOTALING $22.3 MILLION IN AGGREGATE.

WALLA WALLA, WASHINGTON. Cadence Resources Corporation (OTCBB:CDNR) and Aurora Energy Ltd. of Traverse City, Michigan announced today that the two companies have signed a definitive merger agreement providing for the acquisition of all of the outstanding shares and options of Aurora by Cadence. Aurora Energy holds an interest in over 400,000 acres of oil and gas leases in Michigan, Ohio, Kentucky and Indiana, both developed and undeveloped, which are targeting unconventional shale gas development.

Under the terms of the agreement, Cadence will issue 28,147,966 common shares in exchange for an aggregate of 14,073,983 Aurora common shares which are currently outstanding (including preferred stock convertible into common shares), and will reserve 5,997,482 shares for issuance upon the exercise of 2,998,714 options which are currently outstanding in Aurora. Aurora expects to receive $12,550,000 of new financing after the signing of this agreement consisting of a unit offering at $2.50 with each unit comprising one common share and one warrant exercisable at $3.50. Assuming this financing occurs as expected, Cadence will issue an additional 10,040,000 shares and warrants to purchase 3,800,000 for the units issued by Aurora in this latest private placement.

The final closing of the acquisition will occur upon the approval of the Aurora shareholders, as well as the effectiveness of a registration statement on Form S-4 to be filed by Cadence.

Aurora Energy was founded by its President, William Deneau and its two senior Vice Presidents, Thomas Tucker and John Miller. Aurora has acquired extensive leasehold positions in two of the most prominent shale gas trends in North America - the Antrim shale trend in Northern Michigan, and the New Albany shale trend in Southern Indiana. Aurora holds an interest in 413,505 leasehold acres in these areas, with a significant percentage of this acreage in the Antrim shale trend.

The Antrim trend is a shallow shale formation which extends in a thirty to forty mile wide belt across the northern part of the lower peninsula of Michigan, from near Grand Traverse Bay on Lake Michigan in the west to Alpena County on the shores of Lake Huron in the east. Over the past twenty years, more than 8,000 natural gas wells have been drilled by various operators, with over 95% of the wells being successfully completed. These Antrim wells typically contain an average of 0.550 BCF of total gas reserves per well, with initial production rates in the 50-150 MCF/day range. The wells generally exhibit very long, slow decline curves which results in stable natural gas production over a long period of time.

In June of 2004, Aurora signed a joint venture agreement with Samson Resources of Tulsa, OK for the development of 69,000 Antrim leasehold acres in Alpena County, MI. Under the terms of the deal, Aurora participates as a 20% working interest partner in all the wells drilled by the joint venture, and since its inception, the joint venture has drilled and completed approximately 54 wells.

In addition to the Samson agreement, Aurora has joint ventures on other portions of its Antrim acreage with O.I.L., a Michigan based independent, and Bluegrass Energy of Oklahoma. In September of 2004, Aurora finalized an agreement with TCW Asset Management whereby TCW will provide up to $30,000,000 in a credit facility for the development of Aurora's Antrim acreage, subject to certain conditions. During 2004, Aurora and its partners completed another 47 wells outside the area of the Samson Joint Venture.


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In Southern  Indiana's New Albany shale trend,  Aurora recently completed a cash sale of its leases on over 90,000 acres to El Paso Production Company (NYSE-EP). As part of this agreement, Aurora retains a 5% working interest in all wells drilled on this acreage, with this interest being fully carried by El Paso on the first fifty wells. El Paso has drilled six wells on the property since the inception of its option in 2003, including four wells using horizontal drilling technology. Outside the area of the El Paso agreement, Aurora continues to hold approximately 180,000 acres of leases in the New Albany shale gas trend in which it has varying working interests, ranging from 5% to 100%.

After the final closing, the combined companies will be headquartered in Traverse City, Michigan and William Deneau will assume the role of President, John Miller will become Vice President of Exploration and Lori King will become the Chief Financial Officer. The new Board of Directors will consist of four members of the current Aurora Board, two members of the current Cadence Board, and one outside director representative from the new investor group.

Following the signing of this definitive agreement, Cadence expects to close approximately $9,762,500 of new equity financing, through the sale of units at $1.25, each unit consisting of common shares and warrants to purchase common shares, with each warrant exercisable for three years at a price of $1.75. A total of 7,810,000 common shares and 14,050,000 warrants will be issued in this placement. These issuances will be included in a registration statement to be filed by Cadence.

With a portion of the proceeds from this placement, Cadence will immediately repay $5,000,000 of outstanding promissory notes, plus any accrued interest, under a repayment agreement with the existing note investors. Under the terms of this agreement, the investors have agreed to waive the prepayment penalties in exchange for Cadence reducing the exercise price of their warrants to $1.25.

Upon the completion of all the transactions described above, Cadence Resources will have 58,841,293 primary common shares issued and outstanding. Assuming the exercise of all outstanding warrants and options, which would bring in an additional $40,693,061, the fully diluted number of shares would be 82,658,775.

Cadence Resources Corporation currently produces natural gas from 11 wells in De Soto Parish, Louisiana, and oil from six wells in Wilbarger County, Texas and two wells in Eddy County, New Mexico. Cadence also holds over 26,000 acres of prospective oil and gas leases in the Anadarko Basin in Western Kansas.

Certain information contained in this news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the safe harbor created by such sections. However, such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from such forward-looking statements. For a discussion of such risks, uncertainties and other factors, please see "Risk Factors" in our Registration Statement on Form SB-2. The Company disclaims any intent or obligation to update publicly any forward-looking statements set forth herein, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

For further  information,  please contact Howard Crosby of Cadence  Resources at
(509) 526-3491, John Ryan of Cadence Resources at (843) 842-4048, or William Deneau of Aurora Energy at (231) 941-0073.